As filed with the Securities and Exchange Commission on March 8, 2022

Registration No. 333-206927
Registration No. 333-257490
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-206927
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257490
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Del Taco Restaurants, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware				46-3340980
(State or other jurisdiction of incorporation or organization)				(I.R.S. Employer Identification Number)

	25521 Commercentre Drive
	Lake Forest,	California	92630
(Address of principal executive offices)

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DEL TACO RESTAURANTS, INC. 2015 OMNIBUS INCENTIVE PLAN
(Full title of the plan(s))
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John Cappasola
President and Chief Executive Officer
Del Taco Restaurants, Inc.
25521 Commercentre Drive
Lake Forest, CA 92630
(Name and address of agent for service)

(949) 462-9300
(Telephone number, including area code, of agent for service)
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Copies to:

Scott Williams, Esq.
Eric Orsic, Esq.
McDermott Will & Emery LLP
444 West Lake Street, Suite 4000
Chicago, IL 60606
Telephone: (312) 372-2000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

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DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment)” to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed to deregister all shares of common stock, $.0001 par value per share (the “Common Stock”), of Del Taco Restaurants, Inc., a Delaware corporation (the “Company”) that had been registered and remain unsold under the Registration Statements.

Registration Statement 333-206927 registering 3,300,000 shares of Common Stock issuable under the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”). Registration Statement 333-257490 registering 2,070,000 shares of Common Stock issuable under the Plan.

On December 5, 2021, the Company entered into an Agreement and Plan of Merger among Jack in the Box Inc. (“Parent”), pursuant to which Epic Merger Sub Inc. ( “Merger Sub”), which is a direct wholly owned subsidiary of Parent, would merge with and into the Company (the “Merger”), with the Company becoming a wholly owned subsidiary of Parent. The Merger became effective on March 8, 2022, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Forest, California, on this 8th day of March, 2022.

DEL TACO RESTAURANTS, INC.

By:	/s/ Steven L. Brake
Name:	Steven L. Brake
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.